Exhibit 10.1 Assignment Agreement dated October 28, 2010 between Morris Ventures LLC and Recursos Montanta S.A.

ASSIGNMENT OF MINING CLAIM

Name of Property/Claim to be Assigned:	Vunidawa Gold Claim

Location:	Vunidawa, Fiji

Assignor:	Morris Ventures LLC (a company incorporated under Fijian law)

Assignee:	Recursos Montana, S.A. (a company incorporated under the laws of the United States of America)

Consideration:	The Assignor acknowledges receipt of the sum of USD$5,000 for the Vunidawa Gold Claim and relinquishes title to the above Gold Claim in favour of the Assignee.

Jurisdiction:	This Assignment of Mining Claim shall fall within the laws of the Republic of Fiji.

Effective date of assignment:	October 28, 2010

“V. Charil”	“Miguel Guillen Kunhardt”
Assignor – Morris Ventures LLC Authorized Signatory	Assignee – Recursos Montana, S.A. Authorized Signatory